EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 15, 2016
For further information contact:
Craig L. Montanaro, President and Chief Executive Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP. AND KEARNY BANK ANNOUNCE APPOINTMENT OF DIRECTOR OF CUSTOMER RELATIONSHIP MANAGEMENT ANALYTICS

Fairfield, New Jersey, June 15, 2016 – Kearny Financial Corp.  (NASDAQ: KRNY) the holding company for Kearny Bank (the “Company”), appointed Erika K. Parisi, Executive Vice President/Branch Administrator to serve as the Company’s Executive Vice President/Director of Customer Relationship Management Analytics.  In her new role, Ms. Parisi will be primarily responsible for preparing, rendering and analyzing customer and market-related information to support existing customer relationships while developing strategies and approaches to expand and enhance customer relationships in the markets targeted by the Company’s business lines. Ms. Parisi has served as Branch Administrator since 1999 and was formerly employed by South Bergen Savings Bank as Vice President/Branch Administrator joining Kearny when Kearny Bank acquired that bank in 1999. Ms. Parisi holds a Bachelor of Science degree, majoring in accounting, from the State University of New York at Albany.

Ms. Parisi’s current responsibilities as Branch Administrator will be handed over to Linda Hanlon, Sr. Vice President/Director of Retail Banking who has been with Kearny Bank since August 2009.  Ms. Hanlon was formerly employed by Wachovia Bank as Vice President/Regional Operations and Quality Review Manager and has worked in the banking industry since 1990. She attended the National School of Banking at the University of Oklahoma.

"I look forward to working with Erika and Linda in their new roles. Their depth of knowledge along with their years of experience in banking will serve the Company very well and further strengthen our enterprise as we continue to execute our strategic business plan,” said Craig L. Montanaro, President & CEO, Kearny Financial Corp.

About Kearny Financial Corp.
Kearny Financial Corp. is the holding company for Kearny Bank, which operates from its administrative headquarters building in Fairfield, New Jersey and 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.  Shares of Kearny Financial Corp. trade on the NASDAQ Global Select Market under the symbol "KRNY.” At March 31, 2016, Kearny Financial Corp. had approximately $4.5 billion in total assets.